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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934


                                   Camtek Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                  Ordinary Shares, NIS 0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   M207 91 105
                      -------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the following box to designate the rule pursuant to which the
Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
       CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


CUSIP NO. M207 91 105

---------- -------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Priortech Ltd. (formerly, "PCB Ltd.")
---------- -------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b)
---------- ---------------- --------------------------------------------------------------------------------------------------
       3.  SEC Use only

---------- -------------------------------------- ----------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Israel

----------------- ----- -------------------- ---------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    0
Shares
Beneficially
Owned by Each
Reporting
Person With:
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    6.  Shared Voting Power        15,123,002 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    7.  Sole Dispositive Power       0
----------------- ----- ---------------------------- -------------------------------------------------------------------------
                    8.  Shared Dispositive Power     15,123,002 Ordinary Shares, NIS 0.01 par value per share
---------- ------------------------------------------------------------------ ------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person       15,123,002 Ordinary Shares, NIS 0.01 par value
                                                                              per share

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      11.  Percent of Class Represented by Amount in Row (9)      68.3%
---------- -------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions) CO
------------------------------------------------------------------------------------------------------------------------------


CUSIP NO. M207 91 105

---------- -------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Rafi Amit
---------- -------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b)
---------- ---------------- --------------------------------------------------------------------------------------------------
       3.  SEC Use only

---------- -------------------------------------- ----------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Israel

----------------- ----- -------------------- ---------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    0
Shares
Beneficially
Owned by Each
Reporting
Person With:
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    6.  Shared Voting Power      15,123,002 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    7.  Sole Dispositive Power     0
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    8.  Shared Dispositive Power     15,123,002 Ordinary Shares, NIS 0.01 par value per share
---------- ------------------------------------------------------------------ ------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person       15,123,002 Ordinary Shares, NIS 0.01 par value
                                                                              per share
                                                                              ...............................................

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      11.  Percent of Class Represented by Amount in Row (9)      68.3%
---------- -------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions) IN
------------------------------------------------------------------------------------------------------------------------------


CUSIP NO. M207 91 105

---------- -------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Yotam Stern
---------- -------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b)
---------- ---------------- --------------------------------------------------------------------------------------------------
       3.  SEC Use only

---------- -------------------------------------- ----------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Israel

----------------- ----- -------------------- ---------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    63,000 Ordinary Shares, NIS 0.01 par value per share
Shares
Beneficially
Owned by Each
Reporting
Person With:
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    6.  Shared Voting Power      15,123,002 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    7.  Sole Dispositive Power     63,000 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    8.  Shared Dispositive Power     15,123,002 Ordinary Shares, NIS 0.01 par value per share
---------- ------------------------------------------------------------------ ------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person       15,186,002 Ordinary Shares, NIS 0.01 par value
                                                                              per share
                                                                              ...............................................

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      11.  Percent of Class Represented by Amount in Row (9)      68.6%
---------- -------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions) IN
------------------------------------------------------------------------------------------------------------------------------


CUSIP NO. M207 91 105

---------- -------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Itzhak Krell
---------- -------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b)
---------- ---------------- --------------------------------------------------------------------------------------------------
       3.  SEC Use only

---------- -------------------------------------- ----------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Israel

----------------- ----- -------------------- ---------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    41,500 Ordinary Shares, NIS 0.01 par value per share
Shares
Beneficially
Owned by Each
Reporting
Person With:
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    6.  Shared Voting Power      15,123,002 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    7.  Sole Dispositive Power     41,500 Ordinary Shares, NIS 0.01 par value per share
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    8.  Shared Dispositive Power     15,123,002 Ordinary Shares, NIS 0.01 par value per share
---------- ------------------------------------------------------------------ ------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person       15,164,502 Ordinary Shares, NIS 0.01 par value
                                                                              per share
                                                                              ...............................................

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      11.  Percent of Class Represented by Amount in Row (9)      68.5%
---------- -------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions) IN
------------------------------------------------------------------------------------------------------------------------------

ITEM 1.

     (a)   Name of Issuer

           Camtek Ltd.

     (b)   Address of Issuer's Principal Executive Offices

           PO BOX 631
           Midgal Haemek, 10566, Israel

ITEM 2.

     (a)   Name of Person Filing

           See Item 1 of each cover page attached hereto.

     (b)   Address of Principal Business Offices or, if none, Residence

           Priortech Ltd.
           PO BOX 631
           Midgal Haemek, 10566, Israel

           Rafi Amit
           c/o Camtek Ltd.
           PO BOX 631
           Midgal Haemek, 10566, Israel

           Yotam Stern
           c/o Camtek Ltd.
           PO BOX 631
           Midgal Haemek, 10566, Israel

           Itzhak Krell
           c/o Camtek Ltd.
           PO BOX 631
           Midgal Haemek, 10566, Israel

     (c)   Citizenship

           See Item 4 of each cover page attached hereto.

     (d)   Title of Class of Securities

           Ordinary Shares, NIS 0.01 par value per share

     (e)   CUSIP Number

           M207 91 105

ITEM 3.  IDENTITY OF REPORTING PERSON

         Not applicable

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)    Amount Beneficially Owned:  See Item 9 of each cover page attached hereto.

    (b)    Percent of Class:    See Item 11 of each cover page attached hereto.

    (c)    Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:     See Item 5 of each cover page attached hereto.

                                                               15,123,002 Ordinary Shares, NIS 0.01 par
          (ii)   Shared power to vote or to direct the vote:   value per share.

                                                                         See Item 7 of each cover page
          (iii)  Sole power to dispose or to direct the disposition of:  attached hereto.

                                                                           15,123,002 Ordinary Shares, NIS
          (iv)   Shared power to dispose or to direct the disposition of:  par value per share.

         Priortech Ltd. is the beneficial holder of the ordinary shares reported herein. Pursuant to a voting agreement, Messrs. Stern, Amit and Krell may be deemed to beneficially own the ordinary shares held by Priortech Ltd. for federal securities law purposes.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10.  CERTIFICATION

         Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

March 14, 2002

                                        Priortech Ltd.

                                        By: /s/ Rafi Amit
                                            ------------------------------------
                                        Name:  Rafi Amit
                                        Title: Director

                                        /s/ Rafi Amit
                                        ----------------------------------------
                                        Rafi Amit

                                        /s/ Yotam Stern
                                        ----------------------------------------
                                        Yotam Stern

                                        /s/ Itzhak Krell
                                        ----------------------------------------
                                        Itzhak Krell


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

            NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEEss.240.13d-7 for other parties for whom copies are to be sent.

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated February 13, 2001 among the signatories to this Schedule 13G/A (incorporated by reference to the Schedule 13G filed with the SEC on February 14, 2001).